UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	04-3387530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 Arsenal Street, Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

2007 Stock Option and Incentive Plan, as amended and restated
Epocrates, Inc. 2010 Equity Incentive Plan, as amended
(Full title of the plan)

Jonathan Bush
Chief Executive Officer, President, and
Chairman of the Board of Directors
athenahealth, Inc.
311 Arsenal Street
Watertown, Massachusetts 02472
(Name and address of agent for service)
(617) 402-1000
(Telephone number, including area code, of agent for service)

Copies to:

Dan Haley, Esq. athenahealth, Inc. 311 Arsenal Street Watertown, Massachusetts 02472 (617) 402-1000	Lawrence S. Wittenberg, Esq. Michael H. Bison, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,660,000	$124.91	$207,346,865.00	$20,879.83
Common Stock, par value $0.01 per share	111,167	$124.91	$13,885,619.84	$1,398.28
Total	1,771,167			$22,278.11

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock issued to prevent any dilution resulting from stock splits, stock dividends, recapitalizations, or similar transactions.

(2)
An assumed price of $124.91 per share, which is the average of the high and low prices of Common Stock reported on the Nasdaq Global Select Market on February 19, 2016, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, and has been used only for those shares without a fixed exercise price.

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2007 Stock Option and Incentive Plan, as amended and restated (the “2007 Plan”), and under the Registrant’s Epocrates, Inc. 2010 Equity Incentive Plan, as amended (the “2010 Plan” and together with the 2007 Plan, the “Plans”). On June 6, 2013, the Registrant’s stockholders approved an amendment and restatement of the 2007 Plan that increased the number of shares of Common Stock reserved and available for issuance thereunder by 1,660,000 shares. The number of shares of Common Stock reserved and available for issuance under the 2010 Plan is subject to an automatic increase on January 1st of each year, starting on January 1, 2012 and continuing through January 1, 2014, by the lesser of (a) four percent (4%) of the total number of shares of Epocrates, Inc. common stock outstanding on the last day of the preceding calendar year and (b) 2,500,000 shares (the “Evergreen Provision”). On January 1, 2014, the number of shares of Common Stock reserved and available for issuance under the 2010 Plan increased by 111,167 shares as a result of the Evergreen Provision. This Registration Statement registers these additional 1,771,167 shares of Common Stock reserved and available for issuance under the Plans. The additional shares are of the same class as other securities relating to each of the Plans for which the Registrant’s registration statements filed on Form S-8 (SEC File Nos. 333-146340, 333-172619, 333-183053 and 333-187224) on September 27, 2007, March 4, 2011, August 3, 2012 and March 13, 2013 are effective. The contents of those registration statements are hereby incorporated by reference pursuant to General Instruction E.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Goodwin Procter LLP (filed herewith)

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1
athenahealth, Inc. 2007 Stock Option and Incentive Plan, as amended and restated April 23, 2013 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q, filed October 18, 2013)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on February 23, 2016.

ATHENAHEALTH, INC.

By:	/s/ Jonathan Bush
Jonathan Bush Chief Executive Officer, President, and Chairman of the Board of Directors

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Jonathan Bush, Kristi Matus, and Dan Haley as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date
/s/ Jonathan Bush	Chief Executive Officer, President, and Chairman of the Board of Directors (Principal Executive Officer)	February 23, 2016
Jonathan Bush

/s/ Kristi Matus	Chief Financial and Administrative Officer and Executive Vice President (Principal Financial Officer)	February 23, 2016
Kristi Matus

/s/ Karl A. Stubelis	Vice President Senior Operations and Internal Controls Officer (Principal Accounting Officer)	February 23, 2016
Karl A. Stubelis

/s/ Amy Abernethy	Director	February 23, 2016
Amy Abernethy

/s/ Brandon H. Hull	Lead Director	February 23, 2016
Brandon H. Hull

/s/ Dev Ittycheria	Director	February 23, 2016
Dev Ittycheria

/s/ John A. Kane	Director	February 23, 2016
John A. Kane

/s/ Jacqueline B. Kosecoff	Director	February 23, 2016
Jacqueline B. Kosecoff

/s/ David E. Robinson	Director	February 23, 2016
David E. Robinson

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5.1	Opinion of Goodwin Procter LLP (filed herewith)

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1
athenahealth, Inc. 2007 Stock Option and Incentive Plan, as amended and restated April 23, 2013 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed October 18, 2013)